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                   U.S. SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                               AMENDMENT NO. 1
                                      TO
                                  FORM 10-SB
                                      ON
                                 FORM 10-SB/A

                General Form for Registration of Securities of
                            Small Business Issuers
      Under Section 12(b) or (g) of the Securities Exchange Act of 1934


                        ALTAIR INTERNATIONAL GOLD INC.
                ----------------------------------------------
                (Name of Small Business Issuer in its charter)




                   PROVINCE OF
                 ONTARIO, CANADA                              NONE
       ---------------------------------              -------------------
         (State or other jurisdiction                  (I.R.S. Employer
       of incorporation or organization)               Identification No.)




             1725 SHERIDAN AVENUE
                   SUITE 140
                 CODY, WYOMING                              82414
           ------------------------                       ----------
             (Address of principal                        (Zip Code)
              executive offices)

                             (307) 587-8245
                       ---------------------------
                       (Issuer's telephone number)

     Securities registered pursuant to Section 12(b) of the Act:


       Title of each class              Name of each exchange on which
       to be so registered              each class is to be registered
       -------------------              -------------------------------
               None                                  None
       -------------------              -------------------------------


    Securities to be registered pursuant to Section 12(g) of the Act:

                        Common Stock, no par value
                        --------------------------
                             (Title of Class)


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    The registrant hereby amends the Form 10-SB filed by the Registrant on
September 17, 1996, to request withdrawal of the Form 10-SB prior to the statutory effectiveness date of November 18, 1996.













                                SIGNATURES


     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant certifies that it meets all of the requirements for filing on Form 10-SB and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                     ALTAIR INTERNATIONAL GOLD INC.



                                     By:   /s/  WILLIAM P. LONG
                                        -------------------------------------
                                        William P. Long, President

Date: November 15, 1996













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